Exhibit 10

Leslie Moonves

c/o CBS Corporation

51 West 52nd Street

New York, NY 10019-6188

Dear Mr. Moonves:	August 17, 2007

Reference is made to your employment agreement with Viacom Inc. (“Viacom”) dated July 1, 2004 (the “July 1, 2004 Agreement”) and that certain amendment, dated June 14, 2005 (the “June 14, 2005 Amendment”). (Collectively, the July 1, 2004 Agreement and the June 14, 2005 Amendment are referred to as the “Employment Agreement”). On December 31, 2005 Viacom effected a separation and renamed itself CBS Corporation (“CBS”). This letter agreement is intended to amend the Employment Agreement to reflect the December 31, 2005 separation and the operation of CBS since the separation. All defined terms shall have the meaning ascribed to them in the Employment Agreement unless defined differently herein.

1.	CBS accepts and ratifies the Employment Agreement and you and CBS agree that the same shall be binding on both CBS and you.

2.	All references in the Employment Agreement to Viacom and CBSCO shall be deleted and be replaced by CBS, except where the historical context of the provision requires the name of the Company to be read as Viacom or CBSCO, as the case may be, for periods prior to January 1, 2006. Reference to CBS, in Paragraph 4 of the July 1, 2004 Agreement, shall mean the former CBS Corporation which merged into Viacom, pursuant to the terms of the September 6, 1999 merger agreement, as amended, between the two companies. Your address and that of CBS, for purposes of notices under the Employment Agreement, shall be as set forth above.

3.

Notwithstanding anything in the Employment Agreement to the contrary, the following three sentences shall amend the Employment Agreement: You will have the title of President and Chief Executive Officer of CBS and will have the powers, responsibilities and authorities customary for the chief executive officer of corporations of the size, type and nature of CBS. You will report solely and directly to the Board of Directors of CBS (the “Board”) and, for so long as Sumner M. Redstone serves as Executive Chairman and Founder of CBS, to the Executive Chairman and Founder. Other than Sumner M. Redstone, the Executive Chairman and Founder, you will be the highest ranking executive of CBS.

4.	Notwithstanding anything in the Employment Agreement to the contrary, the following two sentences shall amend the Employment Agreement: The heads of CBS’s four reportable segments (Television, Radio, Outdoor and Publishing) and of any reportable segments, business units and operating divisions in existence as of the date hereof or added in the future, and all executive officers of CBS, will report solely and directly to you. Notwithstanding the preceding sentence, you shall have the sole authority to cause any business unit or operating division head, and any executive officer of the Company, to report directly to another executive officer of the Company, subject to any applicable employment agreement with such head or executive officer.

5.	You currently serve as a member of the Board of CBS. For the Employment Term and while you hold the title of President and Chief Executive Officer of CBS, the Board will nominate you for reelection to the Board at the expiration of each term of office, and you agree to serve as a member of the Board for each period for which you are so elected. You shall, subject to your election as such from time to time and subject to your approval, and without additional compensation, serve during the Employment Term of your Employment Agreement in such additional offices of comparable or greater stature and responsibility in the subsidiaries of CBS and as member of any committee of the Board or of the board of directors of any of CBS’s subsidiaries, to which you may be elected, as approved by you, from time to time.

6.	During your employment under the Employment Agreement, you agree to devote your entire business time, attention and energies to the business of CBS, except for vacations, illness or incapacity, subject to Paragraph 2 of the July 1, 2004 Agreement, and your continued service as a Director of KB Home and as a Director of ZeniMax Media, Inc.

7.

All amounts payable under the Employment Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any benefits and perquisites provided to you under the Employment Agreement shall be taxable to you as may be required under applicable law. Notwithstanding any other provision of the Employment Agreement, any payment or settlement (including but not limited to settlement of restricted share units and/or restricted shares) triggered by termination of the Employment Agreement shall not be made until six months and one day following your termination date if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A of the Internal Revenue Code. CBS, after consulting with you, may amend the Employment Agreement or the terms of any award provided for therein in any manner that CBS considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for therein are not subject to United States federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to you. This Paragraph 7 does not create an obligation on the part of CBS to modify the Employment Agreement and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Section 409A.

8.	You shall render your services under the Employment Agreement from CBS’s offices in the Los Angeles Metropolitan Area where you maintain your principal residence and New York City. Notwithstanding Paragraph 8(b) Good Reason Termination, under the Employment Agreement, the rendering of your services which requires your presence in New York City shall not be grounds for Good Reason Termination and beginning with and for calendar year 2007, CBS shall pay (either directly to the applicable New York State and Local taxing authorities as tax withholdings or to you as a reimbursement for New York State and Local taxes and fees, together with interest or penalties thereon) respecting any incremental New York State and Local taxes and fees (net of Federal Tax benefit and subject to New York Credits on California Resident Tax Returns), an amount that will place you in the same after-tax economic position that you would have enjoyed had you not incurred such incremental New York State and Local taxes and fees resulting from the time you provide services for CBS in the State of New York or the City of New York. All such claimed incremental New York State and Local taxes and fees shall be reviewed and validated by the Compensation Committee of the CBS Board.

CBS will provide you with detailed support for its calculation of a reimbursement to you. You shall promptly notify CBS of any New York State or Local taxing authority’s assertion during an audit respecting any payment by CBS, respecting incremental New York State and Local taxes and fees, on your behalf or reimbursement to you, but you shall be under no obligation to defend against such claim by the New York State or Local taxing authority unless CBS requests, in writing, that you undertake the defense of such claim on behalf of CBS and at CBS’s sole expense. In such event, CBS may elect to control the conduct to a final determination through counsel of its own choosing and at its sole expense, of any audit, administrative or judicial proceeding involving an asserted liability related to the incremental New York State and Local taxes and fees and you shall not settle, compromise or concede such incremental New York State and Local taxes and fees and shall cooperate with CBS in each phase of the contest.

9.	Paragraph 8(b) of the July 1, 2004 Agreement, respecting Good Reason Termination, which has been amended by Paragraph 3 of the June 14, 2005 Amendment, is hereby amended as follows:

The following provisions of Paragraph 3A of the June 14, 2005 Amendment, (v), (vi), (vii) and (viii) are hereby deleted and replaced in their entirety by new provisions (v), (vi) and (vii) set forth below:

(v) Your removal from or any failure to re-elect you as President and Chief Executive Officer of CBS;

(vi) Any breach by CBS of Paragraphs 3-8 of this letter agreement; and

(vii) Any other material breach by CBS of its material obligations under the Employment Agreement as amended by this letter agreement.

10.	Wherever the phrase “restricted share units” is used in Section 7(iii), Section 8(d)(v) and Section 9(iv), of the Employment Agreement, it shall be amended to read “restricted share units and restricted shares.”

11.

Except as expressly provided for herein, your Employment Agreement will not be modified and will continue in full force and effect in accordance with its terms and nothing contained herein will in any way preclude you from disputing any actions taken by CBS in violation of this letter agreement or your Employment Agreement. In addition, this letter agreement will not be deemed to be a waiver of any term or condition of your Employment Agreement, except as expressly provided for herein.

If the above is satisfactory to you, please sign, date and return all four (4) copies of this letter agreement to me.

Very truly yours,

CBS CORPORATION

By:	/s/ Anthony G. Ambrosio
Anthony G. Ambrosio
Executive Vice President,
Human Resources & Administration

ACCEPTED & AGREED

/s/ Leslie Moonves
Leslie Moonves

Dated: August 17, 2007

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